Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

April 19, 2005

American Community Bancshares, Inc. Announces Earnings for the Quarter Ended March 31, 2005

Charlotte, North Carolina, – Randy P. Helton, President and Chief Executive Officer of American Community Bancshares, Inc. (stock NASDAQ SmallCap: ACBA; stock warrants NASDAQ SmallCap: ACBAW) the holding company for American Community Bank (ACB) and First National Bank of the Carolinas (FNB), announced higher unaudited earnings for the three months ended March 31, 2005 of $1,048,000 or a 120.6% increase over unaudited earnings for the three months ended March 31, 2004 of $475,000. The FNB acquisition accounted for $256,000 of the $573,000 increase in earnings. Earnings per share (diluted) for the three months ended March 31, 2005 increased to $0.26 compared to $0.15 for the three months ended March 31, 2004. The annualized return on average assets for the quarter was 1.05% with an annualized return on average equity of 11.11%.

Total assets at March 31, 2005 were $402.1 million, with loan and lease receivables of $309.4 million, deposits of $314.5 million, borrowings of $46.5 million, and stockholders’ equity of $39.5 million. Total assets increased 41.5% or $118.0 million, from March 31, 2004, loan and lease receivables increased 47.7% or $100.0 million, deposits increased 49.2% or $103.7 million and borrowings decreased 2.9% or $1.4 million. The acquisition of FNB of Gaffney, South Carolina added assets of $82.7 million, total loans of $56.2 million and deposits of $61.3 million at April 15, 2004.

The allowance for loan losses represented 1.14% of total loans at March 31, 2005. Non-performing loans, the majority of which are secured by real estate, totaled $759,000 or 0.24% of loans at March 31, 2005 compared to $280,000 or 0.13% of loans at March 31, 2004, a $479,000 or a 171% increase. The FNB acquisition accounted for $73,000 of the increase in non-performing loans. Non-performing assets (which includes foreclosed real estate and repossessed assets) totaled $1,092,000 at March 31, 2005 and represented 0.27% of total assets compared to $353,000 or 0.12% of total assets at March 31, 2004, a $739,000 or 209.3% increase. The FNB acquisition accounted for $118,000 of the increase in non-performing assets.

Net interest income for the quarter ended March 31, 2005 totaled $3.7 million, an increase of 69% over the $2.2 million for the quarter ended March 31, 2004. Primarily as a result of Federal Reserve rate increases, the Company’s net interest margin continued to improve increasing to 4.03% for the quarter ended March 31, 2005 from 3.97% for the quarter ended December 31, 2004. Currently approximately 63% of the loan portfolio is floating rate and adjusts with movements in the bank’s prime lending rate. Quarter-end results also include a $45,000 or 6.4% increase in non-interest income from $702,000 for the three months ended March 31, 2004 to $747,000 for the three months ended March 31, 2005. In addition, operating expenses increased $634,000 or 31.5% from $2.0 million for the three months ended March 31, 2004 to $2.6 million for the three months ended March 31, 2005. The FNB acquisition accounted for $542,000 of this increase.

American Community Bancshares, headquartered in Charlotte, NC is the holding company for American Community Bank and First National Bank of the Carolinas which was merged into American Community Bank after the close of business on March 31, 2005. American Community Bank is a full service community bank, headquartered in Monroe, NC with five offices in Union County, North Carolina’s fastest growing county. The Bank also has three offices in Mecklenburg County, home of Charlotte, North Carolina’s largest city and the nation’s second largest financial center and three offices in Cherokee County, SC. Two additional branches, one in the South End area of Mecklenburg County, NC and one in the Tega Cay area of York County, SC, are under construction and are expected to open during the second quarter of 2005. The Bank provides a wide assortment of traditional banking and financial services offered with a high level of personal attention. American Community Bancshares website is www.americancommunitybank.com. American Community Bancshares stock is traded on the NASDAQ SmallCap market under the symbol “ACBA” with stock warrants traded under “ACBAW”. For more information contact- Stephanie Helms, Shareholder Relations or Dan Ellis, CFO at (704) 225- 8444.

American Community Bancshares, Inc.

(Amounts in thousands except share and per share data)

(Unaudited)

Consolidated Balance Sheet

	March 31, 2005	December 31, 2004 (a)	September 30, 2004	June 30, 2004	March 31, 2004
Assets
Cash and due from banks	$11,478	$9,511	$7,448	$5,960	$9,351
Interest-earning deposits with banks	5,833	6,521	10,608	5,774	7,520
Investment securities	49,680	54,019	46,769	51,488	48,908

Loans	312,970	307,988	290,398	283,995	212,066
Allowance for loan losses	(3,562)	(3,488)	(3,478)	(3,413)	(2,645)

Net loans	309,408	304,500	286,920	280,582	209,421

Accrued interest receivable	1,842	1,697	1,537	1,407	1,184
Bank premises and equipment	9,171	8,741	8,263	8,284	5,267
Foreclosed real estate	221	311	214	122	21
Non-marketable equity securities at cost	2,139	2,040	1,392	1,088	672
Goodwill	9,838	9,838	10,149	10,125	—
Other assets	2,492	2,280	2,272	3,285	1,774

Total assets	$402,102	$399,458	$375,572	$368,115	$284,118

Liabilities and stockholders' equity
Deposits
Non-interest bearing	$46,120	$45,501	$40,977	$41,718	$35,638
Interest bearing	268,377	261,164	244,208	238,277	175,195

Total deposits	314,497	306,665	285,185	279,995	210,833

Borrowings	46,521	54,169	52,164	51,578	47,928
Accrued expenses and other liabilities	1,626	1,652	1,946	1,865	851

Total liabilities	362,644	362,486	339,295	333,438	259,612

Total stockholders' equity	39,458	36,972	36,277	34,677	24,506

Total liabilities and stockholders' equity	$402,102	$399,458	$375,572	$368,115	$284,118

Ending shares outstanding	3,706,806	3,489,249	3,471,228	3,446,753	2,827,709
Book value per share	10.64	10.60	10.45	10.06	8.67

(a)	Derived from audited consolidated financial statements

American Community Bancshares, Inc.

Consolidated Income Statements

(Amounts in thousands except share and per share data)

(Unaudited)

Three months ended	March 31, 2005	December 31, 2004 (a)	September 30, 2004	June 30, 2004	March 31, 2004
Total interest income	$5,672	$5,290	$4,971	$4,421	$3,534
Total interest expense	1,981	1,780	1,602	1,492	1,346

Net interest income	3,691	3,510	3,369	2,929	2,188

Provision for loan losses	109	158	157	140	118

Net interest income after provision for loan loss	3,582	3,352	3,212	2,789	2,070

Non-interest income
Service charges on deposit accounts	513	628	628	585	465
Mortgage banking operations	88	119	71	108	66
Realized gains on sale of securities	10	7	41	—	58
Other	136	130	129	189	113

Total non-interest income	747	884	869	882	702

Non-interest expense
Salaries and employee benefits	1,350	1,255	1,278	1,316	1,011
Occupancy and equipment	485	472	474	440	369
Other	813	1,441	836	874	634

Total non-interest expense	2,648	3,168	2,588	2,630	2,014

Income before income taxes	1,681	1,068	1,493	1,041	758
Provision for income taxes	633	392	556	386	283

Net income	$1,048	$676	$937	$655	$475

Net income per share
Basic	$0.29	$0.19	$0.27	$0.20	$0.17
Diluted	$0.26	$0.17	$0.25	$0.18	$0.15

Weighted average number of shares outstanding
Basic	3,598,295	3,472,863	3,453,019	3,344,713	2,826,039
Diluted	4,055,590	3,989,045	3,784,314	3,703,920	3,145,162

Return on average equity	11.11%	7.36%	10.55%	8.16%	7.84%
Return on average assets	1.05%	0.70%	1.00%	0.73%	0.69%

Net interest margin	4.03%	3.97%	3.97%	3.46%	3.38%

Allowance for loan losses to total loans	1.14%	1.13%	1.20%	1.20%	1.25%
Net charge-offs to avg loans (annualized)	0.01%	0.20%	0.13%	0.09%	0.00%
Nonperforming loans to total loans	0.24%	0.29%	0.31%	0.13%	0.13%
Nonperforming assets to total assets	0.27%	0.30%	0.30%	0.14%	0.12%